Exhibit (g)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

BY AND BETWEEN

Portfolio Advisors, LLC

AND

FS Global Advisor, LLC

THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) made this 23rd day of July, 2024, by and among PORTFOLIO ADVISORS, LLC, a Connecticut limited liability company (the “Adviser”), the investment adviser to FS MVP PRIVATE MARKETS FUND, a Delaware statutory trust (the “Fund”), and FS GLOBAL ADVISOR, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are investment advisers that are registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Adviser has been retained to act as the investment adviser to the Fund, a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an Investment Management Agreement, dated June 30, 2023 (the “Advisory Agreement”); and

WHEREAS, the Advisory Agreement permits the Adviser, subject to the supervision and direction of the Fund’s board of trustees (the “Board”), to delegate certain of its duties thereunder to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in fulfilling certain of its obligations under the Advisory Agreement, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Sub-Adviser.

(a) Retention of Sub-Adviser. The Adviser hereby engages the Sub-Adviser to assist the Adviser in managing the investment and reinvestment of a portion of the assets of the Fund subject to a Senior Credit strategy (as defined below) (the “Account”), subject to the terms set forth herein and subject to the supervision of the Adviser and the Board. The Senior Credit strategy seeks attractive, risk adjusted returns with current income by primarily making direct investments in U.S. middle market companies and specifically, senior debt investments (typically, first lien, “stretch senior” and “unitranche” investments).

(b) Responsibilities of Sub-Adviser. With respect to the Account, the Sub-Adviser shall, during the term and subject to the provisions of this Agreement and the supervision of the Adviser:

(i)	within the parameters of the Fund’s investment guidelines, advise the Adviser on the composition and allocation of the Account, the nature and timing of the changes therein and the manner of implementing such changes;
(ii)	advise the Adviser on the specific securities and other assets to be purchased, retained, or sold by the Fund;

(iii)	advise the Adviser on placing orders and arranging for any investment including identifying, evaluating and, if applicable, negotiating the structure of the investments made by the Fund;

(iv)	assist the Adviser in monitoring and servicing the Fund’s investments;

Exhibit (g)(2)

(v)	perform due diligence on prospective portfolio companies for investment recommendations to the Adviser;

(vi)	Reserved.

(vii)	provide such information to the Fund and the Adviser as the Fund or the Adviser deems reasonably necessary for the Fund and the Adviser to (A) comply with the 1940 Act and the rules and regulations thereunder (including, but not limited to, quarterly certifications pursuant to Rule 17j-1 under the 1940 Act), and (B) maintain a current and/or effective private placement memorandum, prospectus and/or registration statement under the Securities Act and the 1940 Act that complies with the requirements of the Securities Act, the 1940 Act and/or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under each;

(viii)	assist the Adviser in maintaining books and records with respect to the Fund’s securities transactions and render to the Adviser and the Board such periodic and special reports with respect thereto as they may reasonably request;

(ix)	report to the Adviser and to the Board and provide such information, and make appropriate persons available for the purpose of reviewing with representatives of the Adviser and the Board on a regular basis at reasonable times its activities hereunder, including without limitation, review of the general investment strategies of the Account, the performance of the Account in relation to standard industry indices, stock market and interest rate considerations and general conditions affecting the marketplace, and the placement and execution of portfolio transactions and provide various other reports and information from time to time as reasonably requested by the Adviser or the Board;

(x)	act upon reasonable instructions from the Adviser or the Board which, in the reasonable determination of the Sub-Adviser, are not inconsistent with the Sub-Adviser’s fiduciary duties under this Agreement or the Fund’s investment guidelines; and

(xi)	provide the Adviser with such other research and related services as the Adviser may, from time to time, reasonably require for the Adviser to manage the Fund.

The Adviser will retain ultimate responsibility for maintaining the investment program for the Fund and responsible for the development of investment guidelines with respect thereto, including the review and modification (if necessary) of such guidelines. Except as otherwise agreed by the parties in writing, the Sub-Adviser shall be required to provide only the services expressly described in this Section 1(b), and shall have no responsibility to provide any other services to the Adviser or the Fund, including, but not limited to, administrative, management or other similar services.

(c) Acceptance of Engagement. The Sub-Adviser hereby agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein. The Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (i) the Fund’s investment objectives, policies and restrictions set forth in the Fund’s registration statement and prospectus; (ii) such policies, directives, regulatory restrictions and compliance policies as the Adviser may from time to time establish or issue and communicate to the Sub-Adviser in writing; and (iii) applicable law and related regulations. The Adviser shall promptly notify the Sub-Adviser in writing of changes to (ii) above. In no event shall the Sub-Adviser be held responsible for failing to comply with changes to (ii) above unless it had previously received the written notification in the foregoing sentence.

(d) Independent Contractor Status. The Sub-Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Adviser or the Fund in any way or otherwise be deemed an agent of the Adviser or the Fund.

2.	Expenses.

Except as provided below in this Section 2 or as otherwise agreed by the parties in writing, the Sub-Adviser assumes no obligation with respect to, and shall not be responsible for, the expenses of the Adviser or the Fund in fulfilling the Sub-Adviser’s obligations hereunder.

During the term of this Agreement, the Sub-Adviser shall pay all expenses incurred by it in connection with the activities it undertakes to meet its obligations hereunder. The Sub-Adviser shall, at its sole expense, employ or associate itself with such persons as it reasonably believes will assist it in the execution of its duties under this Agreement, including without limitation, persons employed or otherwise retained by the Sub-Adviser or made available to the Sub-Adviser by its members or affiliates.

Exhibit (g)(2)

3.	Compensation.

(a) In consideration of the Sub-Adviser’s services hereunder, the Adviser shall pay the Sub-Adviser a sub-advisory fee at a quarterly rate of 0.3125% (1.25%, on an annualized basis) of the Account’s Managed Investments at the end of each calendar quarter. “Managed Investments” means the total value of the Account’s assets (including any assets attributable to money borrowed for investment purposes), minus the sum of the Fund’s accrued liabilities on assets that are invested pursuant to the terms of this Agreement (other than money borrowed for investment purposes) (the “Sub-Advisory Fee”). The Sub-Advisory Fee is paid to the Sub-Adviser before giving effect to any repurchase of shares in the Fund effective as of that date. The Sub-Advisory Fee shall be payable on a quarterly basis in arrears promptly following the time that the Investment Management Fee (as defined in the Advisory Agreement) is paid or, if deferred or waived, would have been paid, to the Adviser pursuant to the Advisory Agreement.

(b) In the event that this Agreement is terminated other than at the end of a Term Year, the Sub-Advisory Fee payable to the Sub-Adviser shall be appropriately prorated.

For purposes of this Agreement, a “Term Year” shall mean each annual period beginning on the Effective Date (as defined in Section 9 hereof) or anniversary thereof, and ending on the day prior to the anniversary of the Effective Date.

4.	Representations, Warranties and Covenants of the Sub-Adviser.

The Sub-Adviser represents and warrants to, and covenants with, the Adviser and the Fund as follows:

(a) The Sub-Adviser shall be registered as an investment adviser under the Advisers Act as of the Effective Date (as defined below) and shall maintain such registration;

(b) The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action, and no further action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

(d) Reserved.

(e) Upon written request of the Adviser or the Fund, the Sub-Adviser shall permit representatives of the Adviser or the Fund to examine the reports (or summaries of the reports) required to be made to the Sub-Adviser by Rule 17j-1(d)(1) and other records evidencing enforcement of the code of ethics;

(f) Solely with respect to information provided by and relating to the Sub-Adviser and as of the date of the applicable filing with the SEC: (A) the Fund’s registration statement on Form N-2, filed or to be filed with the SEC, does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Fund’s prospectus and/or private placement memorandum do not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(g) The Sub-Adviser shall comply in all material respects with all applicable provisions of Federal Securities Laws as defined in Rule 38a-1(e)(1) of the 1940 Act and rules and regulations of the SEC and, in addition, will conduct its activities under this Agreement in accordance with any applicable laws and regulations of any governmental authority pertaining to its investment advisory activities. The Sub-Adviser shall notify the Adviser of a change in control of the Sub-Adviser within a reasonable time before such change. The Sub-Adviser will also fully cooperate in any regulatory investigation, examination, or inspection of the Fund.

Exhibit (g)(2)

5.	Representations, Warranties and Covenants of the Adviser.

The Adviser represents and warrants to, and covenants with, the Sub-Adviser as follows:

(a) The Adviser shall be registered as an investment adviser under the Advisers Act as of the Effective Date and shall maintain such registration;

(b) The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Connecticut with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action, and no further action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d) The Adviser and the Fund have duly entered into the Advisory Agreement pursuant to which the Fund authorized the Adviser to enter into this Agreement;

(e) The Adviser shall comply in all material respects with all applicable provisions of Federal Securities Laws as defined in Rule 38a-1(e)(1) of the 1940 Act and rules and regulations of the SEC and, in addition, will conduct its activities under this Agreement in accordance with any applicable laws and regulations of any governmental authority pertaining to its investment advisory activities. The Adviser shall notify the Sub-Adviser of a change in control of the Adviser within a reasonable time after such change. The Adviser will also fully cooperate in any regulatory investigation, examination, or inspection of the Fund.

6.	Survival of Representations and Warranties; Duty to Update Information.

(a) All representations and warranties made by the Sub-Adviser and the Adviser pursuant to Sections 4 and 5, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true in any material respect.

(b) The Sub-Adviser shall promptly notify the Fund and the Adviser in writing:

(i)	upon receiving notice that a governmental authority, agency or body intends to investigate it or any of its directors, officers or employees in connection with its investment activities, including any routine examination or proceeding in the ordinary course of business (any such matter, an “Investigation), to the extent that such Investigation is reasonably likely to adversely impact the Fund or the Sub-Adviser’s ability to perform its services hereunder;

(ii)	of any change in the portfolio managers of the Sub-Adviser providing services to the Fund hereunder; and

(iii)	of any prospective material change in approach to the Sub-Adviser’s management of and recommendations with respect to the Fund’s assets that are inconsistent in any material respect with the Fund’s investment guidelines.

(iv)	of any other change in the Sub-Adviser’s business activities or circumstances that could reasonably be expected to materially adversely affect the Sub-Adviser’s ability to discharge its obligations under this Agreement; and

(v)	of the execution of a definitive agreement that provides for a change in ownership of the Sub-Adviser or its affiliates constituting, or that would reasonably be expected to constitute, an “assignment” of this Agreement for purposes of the 1940 Act.

Exhibit (g)(2)

7.	Liability and Indemnification.

(a) The duties of the Sub-Adviser shall be confined to those expressly set forth herein. The Sub-Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Sub-Adviser) shall not be liable for any action taken or omitted to be taken by the Sub-Adviser or such other person in connection with the performance of any of its duties or obligations hereunder, except to the extent resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby. As used in this Section 7(a), the term “Sub-Adviser” shall include, without limitation, the Sub-Adviser’s affiliates and the Sub-Adviser’s and its affiliates’ respective partners, shareholders, directors, members, principals, officers, employees and other agents of the Sub-Adviser.

(b) The Sub-Adviser shall indemnify the Adviser and the Fund (and their officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser and the Fund), for any liability, losses, damages, costs and expenses, including reasonable attorneys’ fees and amounts reasonably paid in settlement (“Losses”), arising directly from, or in connection with, the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of the performance of its obligations under this Agreement.

(c) (i) Except as set forth in clause (ii), the Adviser shall indemnify the Sub-Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Sub-Adviser) (collectively, the “Indemnified Parties”), for any Losses, howsoever arising from, or in connection with, the Sub-Adviser’s performance of its obligations under this Agreement and (ii) the Adviser shall indemnify the Indemnified Parties for any Losses arising directly from, or in connection with, the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of the performance of its obligations under this Agreement or the Advisory Agreement; provided, however, that in the case of clauses (i) and (ii) the Sub-Adviser shall not be indemnified for any Losses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

8.	Responsibility of Dual Directors, Officers and/or Employees

If any person who is a director, officer, equityholder or employee of the Sub-Adviser or its affiliates is or becomes a director, officer, equityholder and/or employee of the Fund and acts as such in any business of the Fund, then such director, officer, equityholder and/or employee of the Sub-Adviser or its affiliates shall be deemed to be acting in such capacity solely for the Fund, and not as a director, officer, equityholder or employee of the Sub-Adviser or its affiliates or under the control or direction of the Sub-Adviser or its affiliates, even if paid by the Sub-Adviser.

9.	Duration and Termination of Agreement.

(a) Term and Effectiveness. This Agreement shall become effective upon the date first above written (the “Effective Date”), provided that this Agreement shall not take effect unless it has first been approved: (i) by a vote of a majority of those Trustees of the Fund who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement (“Independent Trustees”), cast at a meeting called for the purpose of voting on such approval in accordance with the provisions of Section 15 of the 1940 Act and any rule, interpretation or order of the SEC, and (ii) by vote of a majority of the Fund’s outstanding voting securities. This Agreement shall continue in effect for a period of more than two (2) years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast at a meeting called for the purpose of voting on such approval in accordance with the provisions of Section 15 of the 1940 Act and any rule, interpretation or order of the SEC.

(b) Termination. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by (i) the Adviser, if the Board or a “majority of the outstanding voting securities” (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Fund determine that this Agreement should be terminated, or (ii) the Sub-Adviser. This Agreement shall automatically terminate in the event of (1) its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act) or (2) the termination of the Advisory Agreement.

Exhibit (g)(2)

10.	Services Not Exclusive.

Nothing in this Agreement shall prevent the Sub-Adviser or any member, manager, officer, employee, agent or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its members, managers, officers, employees, agents or other affiliates from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting. For the avoidance of doubt, the Adviser and the Sub-Adviser (or either of their respective affiliates) may enter into one or more agreements pursuant to which the Sub-Adviser and/or its affiliates and their personnel may be restricted in their investment management activities. The Sub-Adviser or any member, manager, officer, employee, agent or other affiliate thereof may allocate their time between advising the Fund and managing other investment activities and business activities in which they may be involved.

11.	Use of Name.

In connection with the Fund’s (a) public filings, (b) requests for information from state and federal regulators, (c) offering materials and marketing materials and (d) press releases (the materials listed in (a) through (d), the “Fund Materials”), the Fund may state in such materials that investment advisory services are being provided by the Sub-Adviser to the Fund under the terms of this Agreement. The Sub-Adviser hereby grants a non-exclusive, non-transferable, and non-sublicensable license to the Fund for the use of the name “FS Global Advisor,” and the related rights and trademarks owned by the Sub-Adviser and its affiliates (the “Brand”), solely as permitted in the foregoing sentence. Prior to using the Brand in any manner (including in the Fund Materials), the Adviser shall submit all proposed uses to the Sub-Adviser for prior written approval, unless the general form and scope of such use have been previously reviewed and approved by the Sub-Adviser (which approval shall not be unreasonably withheld, conditioned or delayed). The Adviser agrees to control the use of such Brand in accordance with the standards and policies as established between the Adviser and the Sub-Adviser. The Sub-Adviser reserves the right to terminate this license immediately upon written notice for any reason, including if the usage is not in compliance with the standards and policies. Notwithstanding the foregoing, the term of the license granted under this Section shall be for the term of this Agreement only, including renewals and extensions, and the right to use the Brand as provided herein shall terminate immediately upon the termination of this Agreement or the investment sub-advisory relationship between the Adviser and the Sub-Adviser. The Adviser agrees that the Sub-Adviser is the sole owner of the Brand, and any and all goodwill in the Brand arising from the Fund’s use shall inure solely to the benefit of the Sub-Adviser.

12.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

13.	Amendments.

This Agreement may be amended by mutual consent of the parties, subject to the requirements of applicable law.

14.	Governing Law.

Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Fund is registered under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

15.	Severability.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall be interpreted to give maximum effect to the intent of the parties manifested thereby.

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Exhibit (g)(2)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

PORTFOLIO ADVISORS, LLC

By:	/s/ Brooks Lindberg
Name:	Brooks Lindberg
Title:	Managing Director

FS GLOBAL ADVISOR, LLC

By:	/s/ Stephen S. Sypherd
Name:	Stephen S. Sypherd
Title:	Managing Director and General Counsel